EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-        ) and related Prospectus of Omega Healthcare Investors, Inc. for the registration of 6,000,000 plus any carryover shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc., and the effectiveness of internal control over financial reporting of Omega Healthcare Investors, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

                               /s/ Ernst & Young LLP

Baltimore, Maryland
September 23, 2009